UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 29, 2010

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (800) 649-2877

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On December 20, 2010, Central Vermont Public Service Corporation entered into a Memorandum of Understanding ("MOU") with the Vermont Department of Public Service ("DPS") regarding the Company's pending Alternative Regulation Plan rate filing.  Subsequently, on December 29, 2010 the Vermont Public Service Board ("PSB") issued its Order allowing Central Vermont to implement a rate increase of 7.46 percent effective with bills rendered January 1, 2011 in accordance with the Company's base rate filing under its current Alternative Regulation Plan.  This increase will provide CVPS with approximately $21.8 million of additional annual revenues.  As the Board explains:

"We understand that both parties support some level of rate increase effective January 1, 2011.  The range of disagreement on the appropriate level of increase also is relatively small.  The Board's review of the proposed tariff changes also suggests that most if not all of CVPS's rate increase request under the existing terms of the Plan is appropriate. We therefore allow CVPS's tariff filing of 7.46 percent, which conforms to the Plan, to take effect for bills rendered on and after January 1, 2011."

The Order also opens an investigation to consider other changes called for under the settlement with the DPS and to determine whether additional adjustment is necessary.  The settlement agreement includes an incremental 2010 investment in VELCO and an allowed return on equity of 9.59 percent.  A scheduling conference with the PSB will occur on Wednesday, January 5.  We can not predict the outcome at this time.  The PSB Order dated December 29, 2010 is attached hereto and incorporated herein by reference as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Vermont Public Service Board Order dated December 29, 2010

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Dale A. Rocheleau Dale A. Rocheleau Senior Vice President, General Counsel and Corporate Secretary
January 4, 2011